Exhibit 10.8
SECOND AMENDMENT TO ADVISORY AGREEMENT OF
PHILLIPS EDISON GROCERY CENTER REIT I, INC.

This Second Amendment (this “Amendment”) is made effective as of November 3, 2015, to the Advisory Agreement (the “Advisory Agreement”), dated December 3, 2014 and amended on October 1, 2015, by and among Phillips Edison Grocery Center REIT I, Inc., a Maryland corporation (formerly Phillips Edison - ARC Shopping Center REIT Inc., the “Company”), Phillips Edison Grocery Center Operating Partnership I, L.P., a Delaware limited partnership (formerly Phillips Edison - ARC Shopping Center Operating Partnership L.P., the “Partnership”), and Phillips Edison NTR LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Advisory Agreement.
WHEREAS, the Company, the Partnership and the Advisor previously entered into the Advisory Agreement; and
WHEREAS, the Company (acting through the Conflicts Committee) has evaluated the performance of the Advisor and desires to renew the Advisory Agreement for an additional one year period;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Advisory Agreement is hereby amended as follows:

1.	Amendment to Section 12.1. Section 12.1 of the Advisory Agreement shall be deleted in its entirety and replaced as follows:

12.1    Term. This Agreement shall have a term ending December 3, 2016, and may be renewed for an unlimited number of successive terms of no more than one year upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

2.
Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provisions of the Advisory Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Advisory Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Phillips Edison Grocery Center REIT I, Inc. By: /s/ R. Mark Addy Name:R. Mark Addy Title:Co-President

Phillips Edison Grocery Center Operating Partnership I, L.P.

By: Phillips Edison Grocery Center OP GP I LLC, its general partner

By: Phillips Edison Grocery Center REIT I, Inc., its sole member

By: /s/ R. Mark Addy
Name:R. Mark Addy
Title:Co-President

Phillips Edison NTR LLC By: /s/ R. Mark Addy Name:R. Mark Addy Title:Co-President